Exhibit 10.16

BR OAK CREST VILLAS, LLC

ASSIGNMENT OF MEMBERSHIP INTEREST

Effective as of the 2nd day of April, 2014, for value received, BLUEROCK SPECIAL OPPORTUNITY + INCOME FUND II, LLC, a Delaware limited liability company ("Assignor"), a member of BR OAK CREST VILLAS, LLC, a Delaware limited liability company (the "Company"), hereby sells, assigns and transfers unto BRG OAK CREST, LLC, a Delaware limited liability company ("Assignee"), all of its right, title and interest in its ninety three and four hundred thirty-two thousandths percent (93.432%) limited liability company interest in the Company, together with any and all claims, title, interests, entitlements, capital account balances, distributions and other rights related to such limited liability company interest (the "Interest"). Assignee hereby accepts from Assignor the Interest and agrees to be substituted as a member in the Company in the place and stead of Assignor with respect to the Interest assigned to and accepted by Assignee as provided herein.

Assignor, in its capacity as a manager and a member of the Company, consents to and hereby admits Assignee as a member of the Company, with all rights and obligations as a substitute member of the Company with respect to the Interest. Assignee agrees to be bound by the terms of the Company's limited liability company agreement, and by execution of this Assignment becomes a party thereto, and assumes and agrees to pay and discharge when and as due all the liabilities, obligations, and responsibilities of Assignor arising from Assignor's ownership of the Interest acquired by Assignee from and after the date hereof. Assignor and Assignee mutually agree to reasonably cooperate at all times from and after the date hereof with respect to any of the matters described herein, and to execute such further documents as may be reasonably requested for the purpose of giving effect to, evidencing or giving notice of the transaction evidenced by this Assignment.

This Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns. No supplement, modification, waiver or termination of this Assignment or any provisions hereof shall be binding unless executed in writing by the person to be bound thereby. No waiver of any of the provisions of this Assignment shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

This Assignment can be executed in any number of counterparts, each of which, when so executed, shall be deemed an original; such counterparts together shall constitute one original. This Assignment will be governed by the laws of the State of Delaware, without giving effect to principles of conflict of laws of that State.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Assignor and Assignee have each duly authorized and executed this Assignment effective as of the date first written above.

ASSIGNOR:

BLUEROCK SPECIAL OPPORTUNITY + INCOME FUND II, LLC, a Delaware limited liability company

By:	BR SOIF II Manager, LLC,
a Delaware limited liability company, its Manager

By:	/s/ Jordan S. Ruddy
Name: Jordan S. Ruddy
Title: Authorized Signatory

ASSIGNEE:

BRG OAK CREST, LLC,
a Delaware limited liability company

By:	Bluerock Residential Holdings, L.P.,
a Delaware limited partnership,
its Sole Member

By:	Bluerock Residential Growth REIT, Inc.,
a Maryland corporation,
its General Partner

By:	/s/ Christopher J. Vohs
Name: Christopher J. Vohs
Title: Chief Accounting Officer